FOR IMMEDIATE RELEASE

Alpha Announces New Director Appointments
Two New Independent Members – Joanna Baker de Neufville and Michael Gorzynski – to Join the Board in January 2023

BRISTOL, Tenn., December 1, 2022 – Alpha Metallurgical Resources, Inc. (NYSE: AMR) (“Alpha” or the “Company”), a leading U.S. supplier of metallurgical products for the steel industry, today announced the upcoming appointments of Joanna Baker de Neufville and Michael Gorzynski to the Company’s Board of Directors (the “Board”), effective January 1, 2023. The Company previously announced that Andy Eidson will also join the Board upon assuming the chief executive officer role on January 1, 2023.

Upon the appointments of the three new directors, the Board will temporarily expand to 10 members through next year’s Annual Meeting of Stockholders (the “Annual Meeting”). The Board is expected to contract to nine members following the 2023 Annual Meeting and is expected to remain at that size through at least the 2024 Annual Meeting.

“We are pleased to welcome Joanna and Michael to the Board, and we look forward to benefitting from their skills and experience,” said David Stetson, Alpha’s chair and chief executive officer. “Joanna brings deep expertise in areas such as finance, mergers and acquisitions, and strategic planning. Michael, who is a major stockholder of Alpha, possesses significant knowledge of capital allocation, corporate governance and transactions. Alpha remains committed to bringing together a group of directors with the right mix of experience, skills and backgrounds to continue creating stockholder value. I am confident that Joanna and Michael will enhance our Board, and I look forward to working with them both.”

Ms. Baker de Neufville has been appointed, effective upon joining the Board, to the audit committee and the safety, health and environmental committee, and Mr. Gorzynski has been appointed, also effective upon his joining the Board, to the compensation committee and the nominating and corporate governance committee.

Additionally, Alpha announced the company’s slate of director candidates for the 2023 Annual Meeting. The following individuals will be nominated to serve as directors: Kenneth S. Courtis,

Andy Eidson, Albert E. Ferrara, Jr., Elizabeth Fessenden, Michael Gorzynski, Joanna Baker de Neufville, Michael J. Quillen, Danny Smith and David J. Stetson.

Current director Scott Vogel has elected not to stand for election at the 2023 Annual Meeting.

Stetson commented: “On behalf of the entire Board, I want to thank Scott for his service as a director. He has been a valued colleague and contributor during an important, successful, and record-setting timeframe in Alpha’s history. We look forward to continuing to serve alongside Scott until the 2023 Annual Meeting, and at that time we will wish him well as he leaves the Board.”

Director Biographies

Joanna Baker de Neufville is a principal of the investment fund De Neufville and Company, L.P., where she oversees the firm’s investment portfolio. Prior to joining De Neufville & Company in 2020, she worked for three years as a strategy consultant. Prior to that, she served as chief operating officer and chief financial officer of the Tamara Mellon Brand. Before that, Ms. Baker de Neufville co-founded and was chief executive officer of HealthLeap, an online medical portal, which she sold in 2011. Ms. Baker de Neufville began her career in the equities division at Goldman Sachs. She received an MBA from Harvard Business School and a BA from Dartmouth College. She serves as a board member of The Society of Memorial Sloan Kettering Cancer Center and The Roxiticus Foundation.

Michael Gorzynski is the founder and managing partner of MG Capital Management, a significant shareholder of Alpha. He also serves as executive chairman of Continental General Insurance Company. Prior to forming MG Capital Management in 2011, Mr. Gorzynski was an investor in special situations globally at Third Point LLC. Earlier in his career, he worked in investment banking at Credit Suisse First Boston and Spectrum Equity Investors. He received an MBA from Harvard Business School and a BA from The University of California, Berkeley.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this press release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this press release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this press release may not occur.

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